Exhibit 99.1

MedAssets Appoints Michael P. Nolte Chief Operating Officer

ATLANTA--(BUSINESS WIRE)--March 12, 2012--MedAssets, Inc. (NASDAQ: MDAS) today announced that it has appointed Michael P. Nolte as executive vice president and chief operating officer, effective immediately. In this role, Mr. Nolte is responsible for overseeing day-to-day operations, and working in close collaboration with all members of the senior management team to deliver operational performance and accelerate MedAssets business and financial strategy. He reports to John A. Bardis, chairman, president and chief executive officer.

“I am excited to announce the appointment of Mike Nolte as COO of MedAssets,” said John Bardis. “Mike brings a wealth of business leadership capabilities to our company, and his experience managing the challenges of growth and working within the healthcare sector gives him the ability to contribute broadly to our operational, business and financial strategy. On behalf of our management team and board of directors, we look forward to working in partnership with Mike in the years ahead.”

Rand A. Ballard, who previously held the title of chief operating officer, will continue to serve as senior executive vice president and chief customer officer, and a member of MedAssets board of directors.

“We are fortunate to have an executive of Mike’s caliber joining the MedAssets team. The delineation of responsibilities expands my capacity to serve the needs of our clients in support of their healthcare mission,” Rand Ballard added. “As provider reimbursement continues to be more tied to value-based contracts and quality of care delivery, MedAssets is evolving with the market to deliver leading-edge financial and performance improvement solutions to help healthcare organizations innovate toward the future state of healthcare.”

Mr. Nolte’s career spans the health care, technology and financial services industries. He most recently served as vice president and general manager of the Americas Services business for GE Healthcare IT, overseeing more than 1,700 staff focused on GE’s healthcare software portfolio that includes revenue cycle, clinical/EHR, and digital imaging solutions. Among other roles at GE, Mr. Nolte previously led GE Healthcare’s Enterprise Revenue Cycle software business. Prior to his seven-year GE career, he spent five years with McKinsey & Company, a global management consulting firm. Before entering the private sector, Mr. Nolte served in the United States Army from 1992 through 1998, ending his military career as a Captain and Company Commander for a rapid deployment medical supply chain and maintenance organization. Mr. Nolte holds a Master of Business Administration degree from The University of Chicago Booth School of Business and a Bachelor's Degree from the University of Notre Dame.

Commenting on his appointment, Mr. Nolte said: “MedAssets is a market leader in the healthcare technology and services space, and the company combines a dynamic, results-driven culture with a mission focus that creates enormous value for our clients, our shareholders, and our employees. I am honored to have this opportunity and I look forward to working closely with the entire MedAssets team as we build on this success.”

About MedAssets

MedAssets (NASDAQ: MDAS) partners with healthcare providers to improve financial strength by implementing spend management and revenue cycle management solutions that help control cost, improve margins and cash flow, increase regulatory compliance and optimize operational efficiency. MedAssets serves more than 4,200 hospitals and 100,000 non-acute healthcare providers. The company currently manages $48 billion in supply spend and touches over $340 billion in gross patient revenue annually through its revenue cycle solutions. For more information, go to www.medassets.com.

mdas/B

CONTACT:
MedAssets
Robert Borchert, 678-248-8194
rborchert@medassets.com